As filed with the Securities and Exchange Commission on December 2, 2013.

Registration No. 333-113635

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VSB Bancorp, Inc.
(Exact name of registrant as specified in its charter)

New York	11 - 3680128
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4142 Hylan Boulevard, Staten Island, New York	10308
(Address of principal executive offices	Zip Code)

VSB Bancorp, Inc. Restated 2000 Incentive Stock Option Plan

VSB Bancorp, Inc. Restated 2000 Directors Stock Option Plan

VSB Bancorp, Inc. Restated 1998 Incentive Stock Option Plan

VSB Bancorp, Inc. Restated 1998 Directors Stock Option Plan

Raffaele M. Branca

VSB Bancorp, Inc.

4142 Hylan Boulevard, Staten Island, New York 10308

Tel. No. 718-979-1100

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jay L. Hack, Esq.

Gallet Dreyer & Berkey, LLP

845 Third Avenue

New York, NY 10022

212-935-3131

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer		☐ Accelerated filer
☐ Non-accelerated filer	(Do not check if a smaller reporting company)	☒ Smaller reporting company

 DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statement (the “Registration Statement”) of VSB Bancorp, Inc. (“VSB”):

Registration Statement filed with the Securities and Exchange Commission on March 15, 2004 on Form S-8 (Registration No. 333-113635) pertaining to the registration of 99,000 common shares, par value $0.0001 per share, of VSB (“Common Shares”), issuable under the VSB Bancorp, Inc. Restated 2000 Incentive Stock Option Plan, the VSB Bancorp, Inc. Restated 2000 Directors Stock Option Plan, the VSB Bancorp, Inc. Restated 1998 Incentive Stock Option Plan and the VSB Bancorp, Inc. Restated 1998 Directors Stock Option Plan. VSB is a bank holding company and the class of securities to which the Registration Statement applies is held of record by fewer than 1,200 shareholders. VSB desires to deregister all of the unissued Common Shares registered on the Registration Statement and to suspend reporting under the Securities Act of 1934, as amended. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, VSB is filing this Post-Effective Amendment to the Registration Statement to deregister all of the Common Shares registered under the Registration Statement that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 27, 2013.

VSB BANCORP, INC.

By: /s/	Raffaele M. Branca
Raffaele M. Branca
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated. The following signers represent, inter alia, at least a majority of the members of the Board of Directors.

/s/Raffaele M. Branca	November 27, 2013
Raffaele M. Branca, President, Chief Executive	Date
Officer, Principal Financial Officer and Director

/s/Jonathan B. Lipschitz	November 27, 2013
Jonathan B. Lipschitz, Vice President	Date
Controller and Principal Accounting Officer

/s/Joseph J. LiBassi	November 27, 2013
Joseph J, LiBassi, Director and Chairman of the Board	Date

/s/Joan Nerlino Caddell	November 27, 2013
Joan Nerlino Caddell, Director	Date

/s/Chaim Farkas	November 27, 2013
Chaim Farkas, Director	Date

/s/Alfred C. Johnsen	November 27, 2013
Alfred C. Johnsen, Director	Date

/s/Robert P. Moore	November 27, 2013
Robert P. Moore, Director	Date

/s/Carlos Perez	November 27, 2013
Carlos Perez, Director	Date

/s/Bruno Savo	November 27, 2013
Bruno Savo, Director	Date